                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)
                             (Amendment No. 2)*

                      Hollywood Entertainment Corporation
-------------------------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock, no par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   436141105
                     ----------------------------------
                                (CUSIP Number)

                              December 31, 1999
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)

--------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                    13G

CUSIP NO. 436141105                                        Page 2 of 5 Pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      CMG@Ventures II, LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]
 ------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5

     NUMBER OF            2,429,729 shares

      SHARES         ---------------------------------------------------------

                          SHARED VOTING POWER

   BENEFICIALLY      6

                          0 shares

                     ---------------------------------------------------------
     OWNED BY

       EACH               SOLE DISPOSITIVE POWER
                     7

    REPORTING             2,429,729 shares

      PERSON         ----------------------------------------------------------

                          SHARED DISPOSITIVE POWER
       WITH          8

                          0 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      2,429,729 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                     [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      OO

------------------------------------------------------------------------------
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                                               13G

CUSIP NO. 436141105                                        Page 3 of 5 Pages



Item 1(a).    Name of Issuer:

     Hollywood Entertainment Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:

     9275 SW Peyton Lane, Wilsonville, Oregon 97070

Item 2(a).    Name of Person Filing:

     CMG@Ventures II, LLC

Item 2(b).    Address of Principal Business Offices or, if None, Residence:

     CMG@Ventures II, LLC
     100 Brickstone Square, Andover, MA  01810

Item 2(c).    Citizenship:

     CMG@Ventures II, LLC is a Delaware limited liability company.

Item 2(d).    Title of Class of Securities:

     Common Stock

Item 2(e).    CUSIP Number:

     436141105

Item   3. If This Statement is Filed pursuant to Rule 13d-1(b), or 13d-2(b) or
       (c), Check Whether the Person Filing is a: Not applicable.

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                                    13G

CUSIP NO. 436141105                                        Page 4 of 5 Pages


     (a) [ ]  Broker or dealer registered under Section 15 of the Exchange
              Act.

     (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

     (e) [ ]  An investment adviser in accordance with Rule
              13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

     2,429,729 shares

     (b) Percent of class:

     5.31%

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                    2,429,729 shares

          (ii) Shared power to vote or to direct the vote:

                  0 shares

          (iii) Sole power to dispose or to direct the disposition of:

                    2,429,729 shares

          (iv) Shared power to dispose or to direct the disposition of:

                    0 shares

Item 5.   Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.   Identification and Classification of Members of the Group.

     Not applicable.

Item 9.   Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Not applicable.

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                                    13G

CUSIP NO. 436141105                                        Page 5 of 5 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              CMG@VENTURES II, LLC

Dated:  February 11, 2000           /s/ Andrew J. Hajducky III
                                    --------------------------
                                    By: Andrew J. Hajducky III
                                    Title:  Managing Member